Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257676
333-263514

PROSPECTUS SUPPLEMENT NO. 6
To Prospectus dated March 3, 2022

QUANTUM-SI INCORPORATED
Up to 78,841,853 Shares of Class A Common Stock
Up to 19,937,500 Shares of Class B Common Stock
Up to 135,000 Warrants

This prospectus supplement no. 6 supplements the prospectus dated March 3, 2022 (the “Prospectus”) relating to the issuance by us of up to an aggregate of 3,968,319 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), which consists of (i) up to 135,000 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, HighCape Capital Acquisition Corp., a Delaware corporation (“HighCape”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 3,833,319 shares of Class A common stock that are issuable upon the exercise of 3,833,319 warrants issued in connection with the initial public offering of HighCape (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

On June 10, 2021, HighCape consummated a business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of February 18, 2021 (the “Business Combination Agreement”), by and among HighCape, Tenet Merger Sub, Inc., a Delaware corporation, and Quantum-Si Incorporated, a Delaware corporation (“Legacy Quantum-Si”). Immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Merger Sub merged with and into Legacy Quantum-Si, with Legacy Quantum-Si surviving the Business Combination as a wholly-owned subsidiary of HighCape (the “Merger”). In connection with the Business Combination, HighCape changed its name to “Quantum-Si Incorporated” and Legacy Quantum-Si changed its name to “Q-SI Operations Inc.”

The Prospectus and prospectus supplements also relate to the resale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 135,000 Private Placement Warrants, (ii) 135,000 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 2,583,750 shares of Class A common stock held by HighCape’s sponsor, HighCape Capital Acquisition LLC (the “Sponsor”) and certain of its transferees (the “Founder Shares”), (iv) 21,964,456 shares of Class A common stock issued in a private placement in connection with the closing of the Business Combination, (v) 696,250 shares of Class A common stock issued in a private placement to certain affiliates of Foresite Capital Management, LLC in connection with the closing of the Business Combination, (vi) 49,629,078 shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Quantum-Si pursuant to the Business Combination Agreement, including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) and the vesting of restricted stock units or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (vii) 19,937,500 shares of Class B common stock issued pursuant to the Business Combination Agreement.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants or the Options. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8‑K, which was filed with the Securities and Exchange Commission on June 16, 2022.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A common stock and Public Warrants are listed on Nasdaq under the symbols “QSI” and “QSIAW,” respectively. On June 15, 2022, the closing price of our Class A common stock was $3.36 and the closing price of our Public Warrants was $0.63.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 16, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2022

QUANTUM-SI INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-39486	85-1388175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Old Whitfield Street Guilford, Connecticut	06437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 458-7100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QSI	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	QSIAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Vikram Bajaj, Ph.D. to the Board of Directors

On June 10, 2022, the Board of Directors (the “Board”) of Quantum-Si Incorporated (the “Company”) appointed Vikram Bajaj, Ph.D. to the Board, effective as of June 15, 2022. The Board also appointed Dr. Bajaj to serve on the Compensation Committee of the Board. Dr. Bajaj will serve for a term to continue until the Company’s next annual meeting of stockholders. In connection with Dr. Bajaj’s appointment to the Board, the Board also approved an increase in the size of the Board from six to seven members.

Dr. Bajaj has served as Managing Director of Foresite Capital Management, LLC (“Foresite”), with its affiliates, a beneficial owner of more than 5% of the Company’s common stock, since September 2017 and is the co-founder and has served as Chief Executive Officer of Foresite Labs since October 2018, where he evaluates and pursues investments at the intersection of technology and life sciences, including in personalized and precision healthcare. Prior to that, Dr. Bajaj was the Chief Scientific Officer of GRAIL, Inc., a life sciences company working to detect cancer early, and remains on its Scientific Advisory Board. He is also the co-founder and former Chief Scientific Officer of Verily Life Sciences LLC (formerly Google Life Sciences) and served as chair of its Scientific Advisory Board. Dr. Bajaj is also an associate professor (consulting) at the Stanford School of Medicine, and is an affiliate scientist of the Lawrence Berkeley National Laboratory and the University of California, Berkeley, for which he serves on the advisory board of the College of Chemistry. He is an advisor to the Department of Defense through the Defense Science Board’s Task Force on Biology. Dr. Bajaj received a Ph.D. in physical chemistry from the Massachusetts Institute of Technology and a B.A./B.S. in biochemistry from the University of Pennsylvania. Dr. Bajaj’s qualifications to serve on the Board include his extensive leadership experience and his background in the life sciences industry.

The Board has affirmatively determined that Dr. Bajaj is an independent director pursuant to the Nasdaq Stock Market listing rules. There are no arrangements or understandings between Dr. Bajaj and any other person pursuant to which Dr. Bajaj was appointed as a director. Except as previously disclosed with respect to Foresite and its affiliated entities under the caption “Certain Relationships and Related Party Transactions, and Director Independence” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated herein by reference, there are no transactions between Dr. Bajaj and the Company that would be reportable under Item 404(a) of Regulation S-K. Dr. Bajaj has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Dr. Bajaj will be entitled to the standard compensation paid by the Company to all of its nonemployee directors under the Company’s Nonemployee Director Compensation Policy (pro-rated as applicable to reflect the actual time Dr. Bajaj will serve on the Board for the year).

Dr. Bajaj will also enter into an indemnification agreement in the form the Company has entered into with its other nonemployee directors, which form is filed as Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed by the Company on June 15, 2021 and is incorporated herein by reference.

A copy of the press release announcing Dr. Bajaj’s appointment to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 16, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM-SI INCORPORATED

		By:	/s/ Claudia Drayton
		Name:	Claudia Drayton
		Title:	Chief Financial Officer

Date:	June 16, 2022

Exhibit 99.1

Quantum-Si Appoints Vikram Bajaj, Ph.D., to Board of Directors

GUILFORD, Conn. -- (BUSINESS WIRE) -- Jun. 16, 2022 -- Quantum-Si Incorporated (Nasdaq: QSI) (“Quantum-Si,” “QSI” or the “Company”), a life sciences company commercializing single molecule protein sequencing, today announced the appointment of Vikram Bajaj, Ph.D., co-founder and former Chief Scientific Officer of Verily (formerly Google Life Sciences), to its Board of Directors.

Dr. Bajaj is a managing director at Foresite Capital, evaluating and pursuing investments at the intersection of technology and life sciences, including in personalized and precision healthcare. Prior to joining Foresite Capital, Vik was the Chief Scientific Officer of GRAIL and remains on its Scientific Advisory Board. He is also the co-founder and former Chief Scientific Officer of Verily (formerly Google Life Sciences) and served as chair of its Scientific Advisory Board. Bajaj retains appointments as associate professor at the Stanford University School of Medicine, and as an affiliate scientist of the Lawrence Berkeley National Laboratory and the University of California, Berkeley, for which he serves on the advisory board of the College of Chemistry. He is an advisor to the Department of Defense through the Defense Science Board’s Task Force on Biology.

“I am thrilled to welcome Vik to the board of Quantum-Si at a pivotal time as we progress toward launching the world's first next generation protein sequencing system,” said Jonathan Rothberg, Ph.D., Interim Chief Executive Officer, Founder and Executive Chairman of Quantum-Si. “Vik is a trailblazer in the field of precision medicine and brings decades of expertise as a scientist and entrepreneur. His appointment will strengthen our team of renowned advisors as we execute our commercialization strategy this year.”

“It’s been rewarding to witness such remarkable innovation in next-generation protein sequencing,” said Bajaj. “I look forward to applying my expertise and serving alongside this distinguished roster of industry leaders in support of this ambitious mission.”

Bajaj holds a Ph.D. in physical chemistry from the Massachusetts Institute of Technology. His scientific and engineering awards include the Anatole Abragam Prize (2012), the R&D 100 Award for the most promising commercialized technologies (2011 and 2013), and the Department of Energy’s LBL Innovation Grant (2013). In 2011, he was named as a Visiting Professor of the Chinese Academy of Sciences.

About Quantum-Si Incorporated
Quantum-Si is focused on revolutionizing the growing field of proteomics. The Company's suite of technologies is powered by a first-of-its-kind semiconductor chip designed to enable single molecule next-generation protein sequencing and digitize proteomic research in order to advance drug discovery and diagnostics beyond what has been possible with DNA sequencing. Learn more at www.quantum-si.com.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. The actual results of the Company may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company's expectations with respect to future performance and development and commercialization of products and services. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impact of COVID-19 on the Company's business; the inability to maintain the listing of the Company's Class A common stock on The Nasdaq Stock Market; the ability to recognize the anticipated benefits of the recently completed business combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; our ongoing leadership transition; changes in applicable laws or regulations; the ability of the Company to raise financing in the future; the success, cost and timing of the Company's product development and commercialization activities; the potential attributes and benefits of the Company's products and services; the Company's ability to obtain and maintain regulatory approval for its products, and any related restrictions and limitations of any approved product; the Company's ability to identify, in-license or acquire additional technology; the Company's ability to maintain its existing lease, license, manufacture and supply agreements; the Company's ability to compete with other companies currently marketing or engaged in the development or commercialization of products and services that the Company is developing; the size and growth potential of the markets for the Company's future products and services, and its ability to serve those markets, either alone or in partnership with others; the pricing of the Company's products and services following anticipated commercial launch; the Company's estimates regarding future expenses, future revenue, capital requirements and needs for additional financing; the Company's financial performance; and other risks and uncertainties described under "Risk Factors" in the Company’s Annual Report for the fiscal year ended December 31, 2021, and in the Company's other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Investor Contacts
Juan Avendano
Mike Cavanaugh
ir@quantum-si.com

Media Contact
Karen Chase
QSI-PR@westwicke.com

Source: Quantum-Si Incorporated